UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 10, 2011

NAVA RESOURCES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

000-53565 (Commission File Number)	20-8530914 (IRS Employer Identification No.)

595 Howe Street, Suite 206, Vancouver, British Columbia, Canada V6C 2T5
 (Address of Principal Executive Offices, Zip Code)

778-218-9638
(Registrant's Telephone Number, Including Area Code)

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 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5-Corporate Governance and Management

Item 5.01 Changes in Control of Registrant.

On November 10, 2011, Jag Sandhu, President, Chief Executive Officer and a director of Nava Resources, Inc. (the “Company”) sold 4,500,000 shares of common stock of the Company held by him to Pamela Kathleen Pickett in consideration for 490,000 shares of common stock of PMI Gold Corp., a British Columbia corporation, valued at $235,200. Also on November 10, 2011, John Astorino, the Company’s former Chief Financial Officer, sold 1,000,000 shares of the Company’s common stock to Ms. Pickett for $30,000 in cash. After giving effect to these sales, (i) Mr. Sandhu beneficially owns an aggregate of 5,500,000 shares (which includes 2,000,000 shares held by Amarjit Sandhu, Mr. Sandhu’s wife), (ii) Mr. Astorino owns no shares, and (iii) Ms. Pickett beneficially owns 5,500,000 shares, of the Company’s common stock. Each of Mr. Sandhu and Ms. Pickett own approximately 44.6% of the issued and outstanding common stock of the Company based upon 12,338,604 shares issued and outstanding as of the date of the sales. These sales were made not pursuant to any written stock purchase or other agreement.

There are no arrangements or understandings between Mr. Sandhu and Ms. Pickett with respect to election of directors or other matters.

There are no arrangements known to the Company the operation of which may at a subsequent date result in a change of control of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NAVA RESOURCES, INC.

By:	/s/ Jag Sandhu
Name:	Jag Sandhu
Title:	President and Chief Executive Officer

Date:  November 14, 2011